Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE

Natural Resource Partners L.P.
Acquires Northern West Virginia Coal Reserves
From Western Pocahontas Properties
HOUSTON, April 3, 2007 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today announced that it has acquired approximately 35 million tons of coal reserves in Grant and Tucker counties in Northern West Virginia for total consideration of 250,000 NRP common units and approximately $10.2 million in cash. NRP borrowed substantially all the cash portion of the purchase price under its credit facility. The assets were acquired from Western Pocahontas Properties Limited Partnership (WPP) under NRP’s omnibus agreement with WPP. A subsidiary of Alliance Resource Partners L.P. is the lessee on this property.
This is the first transaction under the omnibus agreement that originated at the time of NRP’s initial public offering. Reserves still subject to this agreement include another 100 million tons of reserves held by WPP in Appalachia and 20 billion tons of reserves held by Great Northern Properties Limited Partnership in Montana and North Dakota. These additional reserves must be offered to NRP at the time that they become income producing. In addition, as announced earlier this year, The Cline Group is obligated to offer approximately 3 billion tons in the Illinois Basin as those reserves become income producing. “These agreements give NRP significant built-in growth opportunities,” said Corbin J. Robertson, Jr, Chairman and Chief Executive Officer of NRP. “WPP, which is already a significant holder of NRP units, demonstrated its confidence in NRP’s ability to continue to grow the partnership by taking approximately 60% of the total consideration in units.”
The acquired properties are expected to generate approximately $5.9 million of annual coal royalty revenues based on estimated production of approximately 2.4 million tons. WPP has retained an overriding royalty interest on approximately 16 million tons of non-permitted reserves, which will be offered to NRP at the time those reserves are permitted.
The Conflicts Committee of the Board of Directors of GP Natural Resource Partners LLC, the general partner of Natural Resource Partners L.P., approved the transaction with WPP on behalf of the limited partners of NRP.

NRP Acquires WV Reserves from Western Pocahontas Properties	Page 2 of 2
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the estimated reserves, coal royalty revenues, production. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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